As filed with the Securities and Exchange Commission on October 7, 2011

Registration No. 333-146831

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3 ON
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BMB MUNAI, INC.
(Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	30-0233726 (I.R.S. Employer Identification No.)

202 Dostyk Ave, 4th Floor, Almaty Kazakhstan
011-7-727-237-5125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam R. Cook
Corporate Secretary
BMB Munai, Inc.
324 South 400 West, Suite 250
Salt Lake City, Utah 84101
(801) 355-2227
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ronald Poulton, Esq. Richard Ludlow, Esq. Poulton & Yordan 324 South 400 West, Suite 250 Salt Lake City, Utah 84101 (801) 355-1341	Scott Berdan, Esq. Holland & Hart LLP One Boulder Plaza 1800 Broadway, Suite 300 Boulder, Colorado 80302 (303) 473-2700

Approximate date of commencement of proposed sale to the public:   Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                                      ☐                                                                         Accelerated filer                      ☐
Non-accelerated filer                                                        ☐                                                                         Smaller reporting company     ☒
(Do not check if a smaller reporting company)

REMOVAL FROM REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (this “Post-Effective Amendment”) relates to the Registration on Form S-3 (File No. 333-146831) of BMB Munai, Inc., a Nevada corporation (the “Company”), originally filed on October 19, 2007, as amended (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 25, 2008.  The Registration Statement registered for resale by the selling security holders named therein the Company’s $60,000,000 5.0% Convertible Senior Notes Due 2012, which were subsequently amended and designated as the Company’s $61,399,800 10.75% Convertible Senior Notes Due 2013 (as so designated, the “Notes”), and the shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), into which the Notes were convertible.  The Notes have been repaid and redeemed in full prior to any conversion of the Notes into Common Stock. As a result, the offering contemplated by the Registration Statement has terminated and the Company’s obligation to maintain effective with the SEC the Registration Statement covering the resale of the Notes and the underlying Common Stock has terminated.

In accordance with the undertaking of the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all of the securities which remained unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to remove from registration the Notes and the Common Stock registered under the Registration Statement which remained unsold at the termination of the offering.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Almaty, Republic of Kazakhstan, on this 7th day of October, 2011.

BMB MUNAI, INC.

By: /s/ Askar Tashtitov
Name: Askar Tashtitov
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Askar Tashtitov Askar Tashtitov	President and Director (Principal Executive Officer)	October 5, 2011

/s/ Evgeniy Ler Evgeniy Ler	Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2011

/s/ Boris Cherdabayev Boris Cherdabayev	Chairman of the Board of Directors	October 6, 2011

/s/ Jason Kerr Jason Kerr	Director	October 3, 2011

/s/ Troy Nilson Troy Nilson	Director	October 5, 2011

_______________ Daymon Smith	Director	October __, 2011

/s/ Leonard Stillman Leonard Stillman	Director	October 6, 2011

/s/ Valery Tolkachev Valery Tolkachev	Director	October 5, 2011